EXHIBIT 99.02

Tuesday July 10, 11:28 am Eastern Time

DataMEG Corp. Announces Completion of Full System CAS Product Prototype Design (OTC Bulletin Board: DTMG - news) announced today that they have completed the first phase of their complete Communications Acceleration System (CAS) product prototype design. The Company is submitting this design for third-party evaluation, testing and verification.

Andrew Benson, President DataMEG Corp. stated, "We have completed the initial CAS product design platform which incorporates the full range of our technology developments, including complete data file transfers over Plain Old Telephone Service (POTS). This achievement is consistent with our business plan strategy and positions us to complete the business plan as intended. We anticipate that upon successful completion of the third-party evaluation and technology design verification, we will move to finalize our contemplated business transactions, including final product design and manufacturing."

DataMEG Corp., currently headquartered in Washington DC, is an engineering/technology firm focused on Internet and telecommunications technology solutions. DataMEG Corp. is developing proprietary technology, its Communications Acceleration System, (CAS), which allows for the transfer of information over POTS and other information transmission networks.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "expect," "anticipate," "could," "may" and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements herein. Such factors and risks include the successful completion of the CAS technology development, and the business conditions and growth in related areas of telecommunications, wireless and digital transmission arenas and in the economy in general. Competitive factors include the rapid pace of alternative technology advancements and the Company's ability to gain market acceptance of its evolving product. Other risks, including the outcome of pending adverse claims to the Company and its subsidiary's technology that have been and may be detailed from time to time in the filings of the Securities and Exchange Commission. Neither DataMEG Corp. nor its subsidiary undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.